Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

479/273-4314 • www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Pauline Tureman 479/277-9558

Media Relations Contact
Gus Whitcomb 479/273-4314

Wal-Mart Reports October Sales

BENTONVILLE, Ark., November 4, 2004 —- Wal-Mart Stores, Inc. reported net sales for the four-week period ending October 29, 2004, of $21.042 billion, an increase of 10.4 percent over the $19.066 billion in the same four-week period in the prior year. Sales for the thirty-nine week period were $203.045 billion, an increase of 11.4 percent over $182.312 billion in the similar period in the prior year.

The Wal-Mart Division’s sales for the four-week period were $13.915 billion, up 9.4 percent over sales of $12.720 billion in the same four-week period in the prior year. The Division’s sales for the thirty-nine weeks of $135.973 billion were up 10.0 percent over $123.578 billion in the similar prior-year period.

SAM’S CLUB sales for the four-week period were $2.816 billion, up 6.8 percent over sales of $2.637 billion in the same four-week period in the prior year. Club sales for the thirty-nine weeks of $27.052 billion were up 8.3 percent over the $24.980 billion in the similar prior-year period.

The International Division’s sales for the four-week period were $4.311 billion, up 16.2 percent over sales of $3.709 billion in the same four-week period in the prior year. The Division’s sales for the thirty-nine weeks of $40.020 billion were up 18.6 percent over the $33.754 billion in the similar prior-year period.

Comparable sales for the periods ending October 29, 2004 and October 31, 2003, were as follows:

	4 Weeks		39 Weeks
	This Year	Last Year	This Year	Last Year
Wal-Mart	2.4%	4.0%	3.1%	3.7%
SAM’S CLUB	5.0%	7.0%	6.9%	4.6%
Total U.S.	2.8%	4.5%	3.7%	3.8%

For the November four-week period, we forecast comparative sales for the U.S. to be up in the 2 to 4 percent range.

Although sales for the quarter were below our original plan, gross margin exceeded our forecast and a change in our effective tax rate resulting primarily from the retroactive renewal of the work opportunity tax credit will result in earnings for the fiscal quarter ended October 31, 2004 coming in at the high end of our forecasted range of $0.52 to $0.54.

Our earnings release for the third fiscal quarter is scheduled for Tuesday, November 16, 2004 before the NYSE opens. The dial-in number for the earnings call is 402-998-1748 and will be available for 36 hours after quarterly earnings are announced. The information included in this release and the earnings pre-recorded phone call are available on our website at www.walmartstores.com, news, news releases, sales and summaries.

Wal-Mart Stores, Inc. operates in all fifty states. Internationally, the Company operates in Argentina, Brazil, Canada, China, Germany, Mexico, Puerto Rico, South Korea and the United Kingdom. Wal-Mart also owns approximately 37% of The Seiyu, Ltd. (“Seiyu”) with warrants to purchase up to approximately 69% of that company by the end of December 2007. Seiyu operates over 400 stores located throughout Japan.

The Company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. Last year, Wal-Mart Stores, Inc., contributed more than $150 million to support communities and local non-profit organizations. Customers and associates raised an additional $70 million at Stores and Clubs. View additional information about the Company on our website at www.walmartstores.com or shop with us on-line at www.walmart.com and www.samsclub.com.

This release contains statements that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements, which discuss our management’s forecast of comparable sales for the November four–week period and our management’s forecast of earnings for our quarter ended October 31, 2004, appear in the two paragraphs immediately following the comparable sales table in this release. They are identified by use of the words “forecast” and “will result.” These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, consumer spending patterns and debt levels, weather conditions, competitive pressures, currency exchange fluctuations, trade restrictions, and other risks. We discuss certain of these matters more fully in our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC. This release should be read in conjunction with that Annual Report on Form 10-K and our other filings with the SEC through the date of this report. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual comparable sales for the November four-week period and our earnings for the quarter ended October 31, 2004 may differ materially from forecast comparable sales and forecast earnings discussed in the forward-looking statements. The forward-looking statements included in this release are made only as of the date of this report, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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